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                                                                      Exhibit 16



                          SPECIMEN PRICE MARK-UP SHEET
                    (Based on March 31, 1998 Balance Sheet)



Net Assets Excluding Securities          $116,370

Securities At Cost                         28,001

Unrealized Gain /(Loss)                  (140,477)
                                        ---------


Total Net Assets                         $3,894
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Shares Outstanding - 22,191

NET ASSET VALUE AND REDEMPTION PRICE
 PER SHARE ($3,894/22,191 SHARES)        $0.18
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